As filed with the Commission on August 16, 2021

File No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTERN URANIUM & VANADIUM CORP.

(Exact Name of Registrant as Specified in its Charter)

Ontario	1090	98-1271843
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

330 Bay Street, Suite 1400

Toronto, Ontario M5H 2S8

(970) 864-2125

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Glasier

Western Uranium & Vanadium Corp.

31161 Hwy 90 Road

P.O. Box 825

Nucla, CO 81424

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Brad Wiggins, Esq.

Securities Law USA, PLLC

10 G Street, NE, Suite 600

Washington, DC 20002

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company:

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company	☒

			Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section (7)(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE *

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common shares offered by selling shareholders	8,110,070	$2.26	(2)	$18,328,758	(2)	$1,999.67	(2)
Common shares issuable upon exercise of common share purchase warrants held by selling shareholders exercisable at C$1.40 per share	475,986	$1.12	(3)	$533,104	(3)	$58.16	(3)
Common shares issuable upon exercise of common share purchase warrants and broker warrants held by selling shareholders exercisable at C$1.70 per share	1,343,183	$1.36	(4)	$1,826,729	(4)	$199.30	(4)
Common shares issuable upon exercise of common share purchase warrants held by selling shareholders exercisable at C$1.20 per share	6,342,000	$0.96	(5)	$6,088,320	(5)	$664.24	(5)
Common shares issuable upon exercise of broker warrants held by selling shareholders exercisable at C$0.94 per share	164,940	$0.75	(6)	$123,705	(6)	$13.50	(6)
Common shares issuable upon exercise of stock options held by selling shareholders exercisable at C$2.50 per share	500,000	$1.99	(7)	$995,000	(7)	$108.55	(7)
Common shares issuable upon exercise of stock options held by selling shareholders exercisable at C$1.60 per share	625,000	$1.28	(8)	$800,000	(8)	$87.28	(8)
Common shares issuable upon exercise of stock options held by selling shareholders exercisable at C$1.00 per share	100,000	$0.80	(9)	$80,000	(9)	$8.73	(9)
Common shares issuable upon exercise of stock options held by selling shareholders exercisable at C$2.15 per share	983,000	$1.71	(10)	$1,680,930	(10)	$183.39	(10)
Common shares issuable upon exercise of stock options held by selling shareholders exercisable at C$1.03 per share	600,000	$0.82	(11)	$492,000	(11)	$53.68	(11)
Total	19,244,179			$30,948,546		$3,376.50	(12)

*	All dollar amounts in this table refer to U.S. Dollars unless otherwise noted.

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder because of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the common shares as of August 10, 2021, as quoted on the OTCQX of $2.26.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of C$1.40 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of C$1.70 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of C$1.20 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of C$0.94 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the options of C$2.50 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(8)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the options of C$1.60 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(9)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the options of C$1.00 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0. 7974.

(10)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the options of C$2.15 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(11)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) based on the highest exercise price of the options of C$1.03 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on August 10, 2021, of C$1.00 to US$0.7974.

(12)	A fee of $3,376.52 is being paid concurrently with the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 16, 2021

19,244,179 Common Shares

This prospectus relates to the resale or other disposition from time to time by certain selling shareholders, as further described in this prospectus, of up to an aggregate of 19,244,179 common shares (the “Shares”) of Western Uranium & Vanadium Corp. (the “Company”, “Western”, “we”, “us” or “our”). The Shares registered for sale are as follows:

●	8,110,070 Shares held by selling shareholders;
●	475,986 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about September 15, 2017, and exercisable at a price per Share of C$1.40 (the “9-15-17 Warrants”);
●	1,247,044 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about April 16, 2019, and exercisable at a price per Share of C$1.70 (the “4-16-19 Warrants”);
●	96,139 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about June 17, 2019, and exercisable at a price per Share of C$1.70 (the “6-17-19 Warrants”);
●	3,250,000 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about February 16, 2021, and exercisable at a price per Share of C$1.20 (the “2-16-21 Warrants”);
●	153,750 Shares issuable upon exercise of broker warrants held by selling shareholders issued on or about February 16, 2021, and exercisable at a price per Share of C$0.94 (the “2-16-21 Broker Warrants”);
●	3,092,000 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about March 1, 2021, and exercisable at a price per Share of C$1.20 (the “3-1-21 Warrants”);
●	11,190 Shares issuable upon exercise of broker warrants held by selling shareholders issued on or about March 1, 2021, and exercisable at a price per Share of C$0.94 (the “3-1-21 Broker Warrants”);
●	500,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about October 4, 2016, and exercisable at a price per Share of C$2.50 (the “10-4-16 Options”);
●	625,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about October 6, 2017, and exercisable at a price per Share of C$1.60 (the “10-6-17 Options”);
●	100,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about February 8, 2018, and exercisable at a price per Share of C$1.00 (the “2-8-18 Options”);
●	983,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about September 25, 2018, and exercisable at a price per Share of C$2.15 (the “9-25-18 Options”); and
●	600,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about January 6, 2020, and exercisable at a price per Share of C$1.03 (the “1-6-20 Options”).

The Shares, warrants, broker warrants and options held by the selling shareholders were issued to such selling shareholders pursuant to private transactions between our company and the selling shareholders. The selling shareholders may sell or otherwise dispose of the Shares covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling shareholders, and the times and manner in which they may offer and sell Shares under this prospectus, is provided in the sections entitled “Selling Shareholders” and “Plan of Distribution” of this prospectus.

We will not receive any proceeds from the resale of the Shares by the selling shareholders.

Our common shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “WUC” and quoted on the OTCQX under the symbol “WSTRF”.

All dollar amounts reflected herein refer to U.S. dollars unless otherwise noted.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company requirements for future filings.

Investing in the Shares involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2021

i

CURRENCY

All dollar amounts in this prospectus are expressed in U.S. dollars unless otherwise indicated. Our financial accounts are maintained and recorded in U.S. dollars and our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. Some of our material agreements use Canadian dollars and our common shares are traded on the Canadian Securities Exchange (the “CSE”) in Canadian dollars. As used herein “C$” represents Canadian dollars.

The following table sets forth the Bank of Canada daily rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect during such periods, and the high and low exchange rates during such periods for conversion of Canadian dollars into United States dollars:

	Fiscal Year Ended December 31
Canadian Dollars to U.S. Dollars	2020($)	2019($)	2018($)
Rate at end of period	0.7854	0.7699	0.7330
Average rate for period	0.7461	0.7537	0.7721
High for period	0.7863	0.7699	0.8138
Low for period	0.6898	0.7353	0.7330

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus (unless the information specifically indicates that another date applies), regardless of the time of delivery of this prospectus or of any sale of the Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders, or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto. See “Where You Can Find More Information” for more information.

This prospectus includes and incorporates by reference industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling shareholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” References to “we,” “our,” “Western,” and the “Company” refer to Western Uranium & Vanadium Corp.

About the Company

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low-cost near-term production of uranium and vanadium in the western United States and development and application of kinetic separation technology.

Our head office is located at 330 Bay Street, Suite 1400, Toronto, Ontario, Canada, M5H 2S8, and our telephone number is (970) 864-2125.

The Offering

Shares Offered by the Selling	19,244,179 Shares, including:
Shareholders

●	8,110,070 Shares held by selling shareholders;
●	475,986 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about September 15, 2017, and exercisable at a price per Share of C$1.40 (the “9-15-17 Warrants”);
●	1,247,044 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about April 16, 2019, and exercisable at a price per Share of C$1.70 (the “4-16-19 Warrants”);
●	96,139 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about June 17, 2019, and exercisable at a price per Share of C$1.70 (the “6-17-19 Warrants”);
●	3,250,000 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about February 16, 2021, and exercisable at a price per Share of C$1.20 (the “2-16-21 Warrants”);
●	153,750 Shares issuable upon exercise of broker warrants held by selling shareholders issued on or about February 16, 2021, and exercisable at a price per Share of C$0.94 (the “2-16-21 Broker Warrants”);

●	3,092,000 Shares issuable upon exercise of common stock purchase warrants held by selling shareholders issued on or about March 1, 2021, and exercisable at a price per Share of C$1.20 (the “3-1-21 Warrants”);
●	11,190 Shares issuable upon exercise of broker warrants held by selling shareholders issued on or about March 1, 2021, and exercisable at a price per Share of C$0.94 (the “3-1-21 Broker Warrants”);
●	500,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about October 4, 2016, and exercisable at a price per Share of C$2.50 (the “10-4-16 Options”);
●	625,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about October 6, 2017, and exercisable at a price per Share of C$1.60 (the “10-6-17 Options”);
●	100,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about February 8, 2018, and exercisable at a price per Share of C$1.00 (the “2-8-18 Options”);
●	983,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about September 25, 2018, and exercisable at a price per Share of C$2.15 (the “9-25-18 Options”); and
●	600,000 Shares issuable upon exercise of stock options held by selling shareholders granted on or about January 6, 2020, and exercisable at a price per Share of C$1.03 (the “1-6-20 Options”).

Offering Price	To be determined at the time of sale by the selling shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by selling shareholders covered by this prospectus.

Common Shares Outstanding	38,211,317 common shares
as of August 16, 2021

Trading Symbols	Our common shares are listed on the CSE under the symbol “WUC” and quoted on the OTCQX under the symbol “WSTRF”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors”.

RISK FACTORS

Investing in the Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained and incorporated by reference in this prospectus, before deciding to invest in the Shares. If any of the following risks materialize, our business, financial condition, results of operations, and future prospects will likely be materially and adversely affected. In that event, the market price of the Shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our business activities are subject to significant risks, including those described below. Every investor or potential investor in our securities should carefully consider these risks. If any of the described risks occurs, our business, financial position and results of operations could be materially adversely affected. Such risks are not the only ones we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business.

Our ability to become a successful operating mining company is contingent on whether we can continue to access adequate operating capital and can ultimately mine our properties at a profit sufficient to finance further mining activities and to continue to find, develop, acquire and finance mineable reserves, all despite potentially significant fluctuations in the market prices of uranium and vanadium.

The uranium/vanadium ore that we have mined remains stockpiled underground at the Sunday Mine Complex. As a result, we have no saleable product and currently have no sources of operating cash. If we cannot access additional sources of private or public capital, partner with another company that has cash resources and/or find or develop other means of generating revenue other than uranium or vanadium sales, we may not be able to remain in business.

Until we begin sales of either uranium or vanadium, we have no way to generate cash inflows unless we monetize certain of our assets or obtain additional financing. We can provide no assurance that our properties will produce saleable production or, if so, that we will be able to continue to find, develop, acquire and finance mineable reserves. If we cannot monetize certain existing assets, partner with another company that has cash resources, find or develop other means of generating revenue other than uranium or vanadium production and/or access additional sources of private or public capital, we may not be able to remain in business and our shareholders may lose their entire investment.

Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium or vanadium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long- and short-term market prices of uranium and vanadium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources, the COVID-19 pandemic, and uranium production levels and costs of production. A significant, sustained drop in uranium/vanadium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation. Vanadium prices may also be affected by numerous factors outside of our control such as: demand for steel, the potential for vanadium to be used in energy storage technologies, costs of production, world production levels, and political and economic conditions in vanadium producing and consuming countries.

Evaluating our future performance may be difficult since we have a limited financial and operating history, with significant negative cash flow and an accumulated deficit to date. Furthermore, there is no assurance that we will be successful in securing any form of additional financing in the future, therefore substantial doubt exists as to whether our cash resources and working capital will be sufficient to enable us to continue our operations over the next twelve months. Our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.

We acquired our first mineral properties in November of 2014. To date, we have been acquiring additional mineral properties, developing and mining the Sunday Mine Complex, and raising capital. We hold a portfolio of uranium/vanadium resource properties in various stages of exploration in the States of Colorado and Utah.

We have a history of significant negative cash flow and net losses, with an accumulated deficit balance of $11.1 million and $8.7 million at December 31, 2020 and 2019, respectively. We have been reliant on equity financings from the sale of our common shares and on debt financing in order to fund our operations. We do not expect to achieve profitability or develop positive cash flow from operations in the near term. As a result of our limited financial and operating history, including our significant negative cash flow and net losses to date, it may be difficult to evaluate our future performance.

At December 31, 2020 and December 31, 2019, we had working capital of $162,375 and $1,678,747, respectively. The continuation of the Company as a going concern is dependent upon our ability to obtain adequate additional financing which we have successfully secured since inception. However, there is no assurance that we will be successful in securing additional financing in the future. Our consolidated financial statements for the two years ended December 31, 2020 and 2019, which are incorporated herein by reference, were prepared assuming that we would continue as a going concern. We have incurred continuing losses from operations, and we are dependent upon future sources of equity or debt financing in order to fund our operations. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our reliance on equity and debt financings is expected to continue for the foreseeable future, and their availability whenever such additional financing is required will depend on many factors beyond our control, including, but not limited to, the market price of uranium, the continuing public support of nuclear power as a viable source of electricity generation, the volatility in the global financial markets affecting our stock price, the impact of the COVID-19 pandemic and the status of the worldwide economy, any one of which may cause significant challenges in our ability to access additional financing, including access to the equity and credit markets. We may also be required to seek other forms of financing, such as asset divestitures or joint venture arrangements to continue advancing our uranium projects, which would depend entirely on finding a suitable third party willing to enter into such an arrangement, typically involving an assignment of a percentage interest in the mineral project.

Our long-term success, including the recoverability of the carrying values of our assets and our ability to acquire additional uranium projects and continue with exploration and pre-extraction activities and mining activities on our existing uranium projects, will depend ultimately on our ability to achieve and maintain profitability and positive cash flow from our operations by establishing ore bodies that contain commercially recoverable uranium and to develop these into profitable mining activities. The economic viability of our mining activities has many risks and uncertainties. These include, but are not limited to: (i) a significant, prolonged decrease in the market price of uranium; (ii) difficulty in marketing and/or selling uranium concentrates and/or vanadium; (iii) significantly higher than expected capital costs to develop mines and/or construct a processing plant; (iv) significantly higher than expected extraction costs; (v) significantly higher than expected processing costs in lieu of constructing a processing plant; (v) significantly lower than expected uranium and vanadium extraction; (vi) significant delays, reductions or stoppages of uranium/vanadium extraction activities; and (vi) the introduction of significantly more stringent regulatory laws and regulations. Our mining activities may change as a result of any one or more of these risks and uncertainties, and there is no assurance that any ore body that we extract mineralized materials from will result in achieving and maintaining profitability and developing positive cash flow.

Our operations are capital intensive, and we will require significant additional financing to acquire additional uranium/vanadium resource properties and projects and to pursue exploration, development, and mining operations on our existing uranium/vanadium projects.

Our operations are capital intensive and future capital expenditures are expected to be substantial. We will require significant additional financing to fund our operations, including acquiring additional uranium/vanadium resource properties and projects and pursuing exploration, development, and mining operations. In the absence of such additional financing, we would not be able to fund our operations, which may result in delays, curtailment or abandonment of any one or all of our uranium and/or vanadium projects.

Uranium/vanadium exploration, development and mining operations are inherently subject to numerous significant risks and uncertainties, and actual results may differ significantly from expectations or anticipated amounts. Furthermore, exploration programs conducted on our uranium/vanadium projects may not result in the establishment of ore bodies that contain commercially recoverable uranium/vanadium.

Uranium/vanadium exploration, development and mining operations are inherently subject to numerous significant risks and uncertainties, many beyond our control, including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) unusual or unexpected geological formations; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) industrial accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) availability of contractors and labor; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations. These risks and uncertainties could result in delays, reductions or stoppages in our mining activities; increased capital and/or extraction costs; damage to, or destruction of, our mineral projects, extraction facilities or other properties; personal injuries; environmental damage; monetary losses; and legal claims.

Success in uranium/vanadium exploration is dependent on many factors, including, without limitation, the experience and capabilities of a company’s management, the availability of geological expertise and the availability of sufficient funds to conduct the exploration program. Even if an exploration program is successful and commercially recoverable uranium/vanadium is established, it may take a number of years from the initial phases of drilling and identification of the mineralization until extraction is possible, during which time the economic feasibility of extraction may change such that the uranium ceases to be economically recoverable.

Uranium/vanadium exploration is frequently non-productive due, for example, to poor exploration results or the inability to establish ore bodies that contain commercially recoverable uranium, in which case the uranium project may be abandoned and written-off. Furthermore, we will not be able to benefit from our exploration efforts and recover the expenditures that we incur on our exploration programs if we do not establish ore bodies that contain commercially recoverable uranium/vanadium and develop these uranium/vanadium projects into profitable mining activities, and there is no assurance that we will be successful in doing so for any of our uranium/vanadium projects.

Whether an ore body contains commercially recoverable uranium/vanadium depends on many factors including, without limitation: (i) the particular attributes, including material changes to those attributes, of the ore body such as size, grade, recovery rates and proximity to infrastructure; (ii) the market price of uranium, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, permitting and land use, taxes, land tenure and transportation.

We are an “exploration stage issuer”, as defined by the SEC in subpart 1300 of Regulation S-K (“Subpart 1300”), even though the Sunday Mine Complex has been permitted and developed and we intend to do additional development to expand near-term production capacity. We have not established proven mineral reserves or probable mineral reserves, as defined in Subpart 1300, through the completion of a “final” or “bankable” feasibility study for any of our uranium properties. Furthermore, we have no current plans to establish proven mineral reserves or probable mineral reserves for any of our uranium properties as it doesn’t serve a business purpose at the present time. Thus, although we intend to conduct further development and production activities at the Sunday Mine Complex in the near term, we have not demonstrated the viability of such plans in accordance with Subpart 1300.

Opposition to our mining and business activities could disrupt our business

In recent years, governmental and non-governmental agencies, individuals, communities and courts have become more vocal and active with respect to their opposition to certain mining and business activities. This opposition may take on forms such as road blockades, applications for injunctions seeking work stoppages, refusals to grant access to lands or to sell lands on commercially viable terms, lawsuits for damages or to revoke or modify licenses and permits, issuances of unfavorable laws and regulations, and other rulings that could be contrary to our interests. These actions can occur in response to current activities or in respect of mines that are decades old. In addition, these actions can occur in response to our activities or the activities of other unrelated entities. Opposition to our activities may also result from general opposition to nuclear energy. Opposition to our mining and business activities is beyond our control. Any such opposition may disrupt our business and may result in increased costs, which could have a material adverse effect on our business and financial condition.

We may not be able to realize anticipated benefits of the Kinetic Separation process due to uncertainties associated with that process.

We have acquired a license for Kinetic Separation, which provides a low cost, purely physical, method of separating uranium and vanadium mineralization from waste. To utilize and commercialize Kinetic Separation to process uranium/vanadium bearing ore there are uncertainties that must be overcome, which include the uncertainty as to the evolution of the regulatory framework and technological considerations. Either may cause delays in start-up, and/or increase costs, and may preclude the realization of the anticipated benefits of the Kinetic Separation process. Use of Kinetic Separation represents an additional processing step, requiring additional equipment, support, material handling and a potential increase in water usage requirements.

Technological changes could undermine and jeopardize our business.

Requirements for our products and services may be affected by technological changes in nuclear reactors, enrichment and used uranium fuel reprocessing. These technological changes could reduce the demand for uranium. In addition, our competitors may adopt technological advancements that give them an advantage over us.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.

We may enter into joint ventures, partnership arrangements, or offtake agreements, with other parties in relation to the exploration, development, and production of the properties in which we have an interest. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our common shares.

We do not insure against all of the risks we face in our operations.

In general, where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. We currently maintain insurance against certain risks including securities and general commercial liability claims and certain physical assets used in our operations, subject to exclusions and limitations; however, we do not maintain insurance to cover all of the potential risks and hazards associated with our operations. We may be subject to liability for environmental, pollution or other hazards associated with our exploration, pre-extraction and extraction activities, which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons. Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.

Our inability to obtain financial surety would threaten our ability to continue in business.

Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals may increase significantly as future development and production occurs at certain of our sites in the United States. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the financial surety instruments will require us to provide cash collateral for a significant amount of the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

Acquisitions that we may make from time to time could have an adverse impact on us.

From time to time, we may examine opportunities to acquire additional mining assets and businesses. Any acquisition that we may choose to complete may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully. Any acquisitions would be accompanied by risks which could have a material adverse effect on our business. For example, there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. If we choose to raise debt capital to finance any such acquisition, our leverage will be increased. If we choose to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

The uranium industry is subject to numerous stringent laws, regulations and standards, including environmental protection laws and regulations. If any changes occur that would make these laws, regulations and standards more stringent, it may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

Uranium exploration and development programs and mining activities are subject to numerous stringent laws, regulations and standards at the federal, state, and local levels governing permitting, pre-extraction, extraction, exports, taxes, labor standards, occupational health, waste disposal, protection and reclamation of the environment, protection of endangered and protected species, mine safety, hazardous substances and other matters. Our compliance with these requirements requires significant financial and personnel resources.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may change or be applied or interpreted in a manner which may also have a material adverse effect on our operations. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or special interest group, may also have a material adverse effect on our operations.

Uranium exploration and development programs and mining activities are subject to stringent environmental protection laws and regulations at the federal, state, and local levels. These laws and regulations, which include permitting and reclamation requirements, regulate emissions, water storage and discharges and disposal of hazardous wastes. Uranium mining activities are also subject to laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods. Various permits from governmental and regulatory bodies are required for mining to commence or continue, and no assurance can be provided that required permits will be received in a timely manner.

Our compliance costs including the posting of surety bonds associated with environmental protection laws and regulations and health and safety standards have been significant to date and are expected to increase in scale and scope as we expand our operations in the future. Furthermore, environmental protection laws and regulations may become more stringent in the future, and compliance with such changes may require capital outlays greater than those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

To the best of our knowledge, our operations comply, in all material respects, with all applicable laws, regulations and standards. We may not be able or may elect not to insure against the risk of liability for violations of such laws, regulations and standards, due to high insurance premiums or other reasons. Where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. However, we cannot provide any assurance that such insurance will continue to be available at reasonable premiums or that such insurance will be adequate to cover any resulting liability.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Although new legislation and increased regulation regarding climate change could potentially benefit the nuclear and uranium mining industries by helping to spur an increase in worldwide demand for and use of nuclear fuel, it could also impose significant costs on us, on our future venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will ultimately affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

We may not be able to obtain, maintain or amend rights, authorizations, licenses, permits or consents required for our operations.

Our exploration, development and mining activities are dependent upon the grant of appropriate rights, authorizations, licenses, permits and consents, as well as continuation and amendment of these rights, authorizations, licenses, permits and consents already granted, which may be granted for a defined period, or may not be granted or may be withdrawn or made subject to limitations. There can be no assurance that all necessary rights, authorizations, licenses, permits and consents will be granted to us, or that authorizations, licenses, permits and consents already granted will not be withdrawn or made subject to limitations.

Closure and remediation costs for environmental liabilities may exceed the provisions we have made.

Natural resource companies are required to close their operations and rehabilitate the lands in accordance with a variety of environmental laws and regulations. Estimates of the total ultimate closure and rehabilitation costs for uranium operations are significant and are based principally on current legal and regulatory requirements and closure plans that may change materially. Any underestimated or unanticipated rehabilitation costs could materially affect our financial position, results of operations and cash flows. Environmental liabilities are accrued when they become known, are probable and can be reasonably estimated. Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce our consolidated net income in the related period.

The laws and regulations governing closure and remediation in a particular jurisdiction are subject to review at any time and may be amended to impose additional requirements and conditions which may cause our provisions for environmental liabilities to be underestimated and could materially affect our financial position or results of operations.

Major nuclear incidents may have adverse effects on the nuclear and uranium industries.

The nuclear incident that occurred in Japan in March 2011 had significant and adverse effects on both the nuclear and uranium industries. If another nuclear incident were to occur, it may have further adverse effects for both industries. Public opinion of nuclear power as a source of electricity generation may be adversely affected, which may cause governments of certain countries to further increase regulation for the nuclear industry, reduce or abandon current reliance on nuclear power or reduce or abandon existing plans for nuclear power expansion. Any one of these occurrences has the potential to reduce current and/or future demand for nuclear power, resulting in lower demand for uranium and lower market prices for uranium, adversely affecting the Company’s operations and prospects. Furthermore, the growth of the nuclear and uranium industries is dependent on continuing and growing public support of nuclear power as a viable source of electricity generation.

The marketability of uranium concentrates will be affected by numerous factors beyond our control which may result in our inability to receive an adequate return on our invested capital.

The marketability of uranium concentrates extracted by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, fluctuations in the market price of uranium, governmental regulations, land tenure and use, regulations concerning the importing and exporting of uranium and environmental protection regulations. The future effects of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to receive an adequate return on our invested capital.

The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

Problems with the availability, condition and maintenance of adequate infrastructure could adversely affect our business.

Mining, processing, development and exploration activities depend, to a substantial degree, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants affecting capital and operating costs. We consider the existing infrastructure to be adequate to support our currently proposed operations. However, unusual or infrequent weather phenomena, sabotage, or government or other interference in the maintenance or provision of such infrastructure could adversely affect our operations, financial condition and results of operations.

We do not currently own or have access to a mill and therefore will be dependent on third parties for the milling facilities needed for any future milling activities, which may not be available on favorable terms or at all.

Since we do not have a mill of our own, we will need to arrange with a third party for any milling that is needed in the future. Because the number of mills permitted for processing of uranium and vanadium is very limited, it may be difficult for us to gain access to a mill on favorable terms or at all. This could result in increased costs and/or significant delays in or interruption of or cessation of the Company’s business activities. We could sell uranium ore without utilizing a mill to process into yellowcake (U3O8), however this practice would likely generate lower revenues.

The price of alternative energy sources affects the demand for and price of uranium.

The attractiveness of uranium as an alternative fuel to generate electricity may be dependent on the relative prices of oil, gas, wind, solar, coal and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

The title to our mineral property interests may be challenged.

Although we have taken reasonable measures to ensure proper title to our interests in mineral properties and other assets, there is no guarantee that the title to any of such interests will not be challenged. No assurance can be given that we will be able to secure the grant or the renewal of existing mineral rights and tenures on terms satisfactory to us, or that governments in the jurisdictions in which we operate will not revoke or significantly alter such rights or tenures or that such rights or tenures will not be challenged or impugned by third parties, including local governments, aboriginal peoples or other claimants. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. A successful challenge to the precise area and location of our claims could result in us being unable to operate on our properties as permitted or being unable to enforce our rights with respect to our properties.

Due to the nature of our business, we may be subject to legal proceedings which may divert management’s time and attention from our business and result in substantial damage awards.

Due to the nature of our business, we may be subject to numerous regulatory investigations, securities claims, civil claims, lawsuits and other proceedings in the ordinary course of our business. The outcome of these lawsuits is uncertain and subject to inherent uncertainties, and the actual costs to be incurred will depend upon many unknown factors. We may be forced to expend significant resources in the defense of these suits, and we may not prevail. Defending against these and other lawsuits in the future may not only require us to incur significant legal fees and expenses but may become time-consuming for us and detract from our ability to fully focus our internal resources on our business activities. The results of any legal proceeding cannot be predicted with certainty due to the uncertainty inherent in litigation, the difficulty of predicting decisions of regulators, judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business, financial position or operating results.

Competition from better-capitalized companies affects prices and our ability to acquire both properties and personnel.

There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

Our future uranium production may also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantling of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale/barter of uranium inventory held by the United States Department of Energy. Import competition from state-owned uranium enterprises and the non-market business practices of Russia, Kazakhstan, Uzbekistan, and China, unless addressed, will continue to impact U.S. civilian nuclear reactor supply decisions in sourcing nuclear fuel. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or with alternative uranium sources, it could have a materially adverse effect on our results of operations.

Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

Because we have limited capital, we may be unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability. Our business could also be harmed if we lose the services of our key personnel.

Our business and mineral exploration programs depend upon our ability to retain and employ the services of geologists, engineers and other experts as subcontractors and/or as employees. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to engage or employ those parties currently providing services and expertise to us or identify and engage or employ other qualified personnel to do so in their place. The number of available qualified mining subcontractors is limited, and there is no assurance that we will be able to engage or retain the subcontractors needed to carry out our current or future business plans. To retain key employees, we may also face increased compensation costs, including potential new stock incentive grants, and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

We may experience difficulty retaining and attracting qualified management, which could have a material adverse effect on our business and financial condition.

We are dependent on a small number of key management personnel, including our Chief Executive Officer and Chief Financial Officer. The loss of any officer could have a material adverse effect on us. We have no life insurance on any individual, and we may not be able to hire a suitable replacement for any officer on favorable terms, should that become necessary.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely consolidated financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate consolidated financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the U.S. Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common shares.

Foreign currency fluctuations could affect our profitability and the value of our assets and shareholders’ equity.

Our operations are subject to foreign currency fluctuations. Our operating expenses and revenues are primarily incurred in U.S. dollars, while some of our cash balances and expenses are measured in Canadian dollars. The fluctuation of the Canadian dollar in relation to the U.S. dollar will consequently have an impact upon our profitability and may also affect the value of our assets and shareholders’ equity.

If we are unable to pay debts and other obligations when due, including reclamation obligations, our ability to remain in business could be jeopardized.

We may from time to time enter into arrangements to borrow money in order to fund our operations and expansion plans, and such arrangements may include covenants that restrict our business in some way. Events may occur in the future, including events beyond our control that would cause us to fail to satisfy our obligations under existing notes payable or other debt instruments. In such circumstances, or we were to default on our obligations under debentures or other debt instruments, the amounts drawn under our debt agreements may become due and payable before the agreed maturity date, and we may not have the financial resources to repay such amounts when due.

Further, although most, but not all, of our reclamation obligations are bonded, and cash and other assets have been reserved to secure a portion but not all of this bonded amount, to the extent the bonded amounts are not fully collateralized, we will be required to come up with additional cash to perform our reclamation obligations when they occur. In addition, the bonding companies have the right to require increases in collateral at any time upon 30-days’ notice to us, failure of which would constitute a default under the bonds. In such circumstances, we may not have the financial resources to perform such reclamation obligations or to increase such collateral when due.

Our failure to meet these obligations could jeopardize our ability to continue in business.

The Company may be subject to certain tax consequences in its business, which may increase the cost of doing business.

The Company may not be able to structure any future proposed acquisitions to result in tax-free treatment for the companies or their shareholders, which could deter third parties from entering into certain business combinations with the Company or result in being taxed on consideration received in a transaction.

The COVID-19 coronavirus could adversely impact our business, including our mine development plans.

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, the COVID-19 coronavirus has spread worldwide, including in the United States. As the COVID-19 coronavirus and new variants continue to spread in the United States, we may experience disruptions that could severely impact our business, including:

●	interruption of key mining activities due to limitations on travel, gathering, or business operations imposed or recommended by federal or state governments, employers and others.

●	limitations in employee resources, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

●	delays in financial reporting and filings due to the impact of mitigation efforts on staff and service providers.

●	changes in local regulations as part of a response to the COVID-19 coronavirus outbreak which may require us to change the ways in which our mining activities are conducted, which may result in unexpected costs.

●	delays in necessary interactions with regulators and other important agencies and contractors due to limitations in employee resources or new procedures due to limitations imposed by COVID-19.

●	reduction in the global demand for uranium and vanadium due to reduced production levels in the primary applications of uranium and vanadium. Restrictions for COVID-19 could cause a decline in energy consumption or indirectly reduced oil prices could lessen the demand for nuclear power.

●	COVID-19 has globally resulted in uranium mine closures that have taken substantial uranium supply offline and increased the spot price of uranium to date during this crisis, there is no guarantee that this relationship will continue as the COVID-19 crisis is ongoing and the dynamic of the mine closure/spot price relationship may change.

The global outbreak of the COVID-19 coronavirus continues to evolve. The extent to which the COVID-19 coronavirus may impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the continuing geographic spread of the disease and its variants, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Risks Related to Our Common Shares

If we are unable to raise additional capital, our business may fail and shareholders may lose their entire investment.

We had $4,119,776 and $565,250 in cash at March 31, 2021 and December 31, 2020, respectively. There can be no assurance that we will be able to obtain additional capital after we exhaust our current cash. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities will likely result in substantial dilution to existing shareholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.

If additional capital is not available in sufficient amounts or on a timely basis, we will experience liquidity problems, and we could face the need to significantly curtail current operations, change our planned business strategies and pursue other remedial measures. Any curtailment of business operations would have a material negative effect on operating results, the value of our outstanding shares is likely to fall, and our business may fail, causing our shareholders to lose their entire investment.

Shareholders could be diluted when we use common shares, convertible debt or warrants to raise capital or when we issue employee options.

We will need to seek additional capital to carry our business plan. This financing could involve one or more types of securities including common shares, convertible debt or warrants to acquire common shares. Subject to applicable securities rules, these securities could be issued at or below the then prevailing market price for our common shares and could have the effect of diluting shareholders’ percentage ownership and voting power and could also dilute the price per share. We may also in the future grant options to purchase common shares as non-cash incentives to some or all of our directors, officers, and key employees and/or consultants. Such options could be issued at or above the then prevailing market price for our common shares and could have the effect of diluting shareholders’ percentage ownership and voting power and could also adversely affect the market price of our common shares.

Our common shares may be traded infrequently and in low volumes, which may negatively affect the ability to sell shares.

Our common shares may trade infrequently and in low volumes on both the CSE and OTCQX, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more advanced and viable. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities and could result in the loss by investors of all or part of their investment.

The market price of our common shares may be volatile and might not reflect the long-term value of our company.

The future trading price of our common shares may be volatile and may fluctuate substantially. The price of the common shares may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include the following:

●	price and volume fluctuations in the overall stock market from time to time;
●	significant volatility in the market price and trading volume of securities of mineral exploration and mining companies;
●	short-term changes in the uranium spot price and changes in industry forecasts of uranium prices and other mineral prices;
●	currency exchange rate fluctuations;
●	changes in government regulations or regulatory policies with respect to mineral exploration and mining companies or in the status of our regulatory approvals;

●	actual or anticipated changes in earnings or fluctuations in operating results;
●	announcements by us or by our competitors of acquisitions or of new products, commercial relationships or capital commitments;
●	disruption to our operations or those of other contractors critical to our operations;
●	the emergence of new competitors;
●	commencement of, or our involvement in, litigation;
●	dilutive issuances of our common shares or the incurrence of additional debt;
●	adoption of new or different accounting standards;
●	general economic conditions and trends and slow or negative growth of related markets;
●	loss of a major funding source; or
●	departures of key personnel.

Due to the continued potential volatility of its stock price, the Company may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from the business.

Other factors unrelated to our performance that may influence the price of our common shares include the following:

●	the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our company;
●	any reduction in trading volume and general market interest in our common shares may diminish an investor’s ability to trade significant numbers of our common shares;
●	the size of our public float and other limiting factors may preclude some institutions from investing in our common shares; and
●	a substantial decline in the price of our common shares that persists for a significant period of time could cause our common shares to be delisted from an exchange or market, further reducing market liquidity.

As a result of any of these factors, the market price of our common shares at any given time may not accurately reflect the long-term value of our company.

The sale of shares by our directors and senior officers may adversely affect the market price for our shares.

Sales of significant amounts of common shares held by our senior officers and directors, or the prospect of these sales, could adversely affect the market price of our common shares. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

We have not paid or declared any dividends on our common shares.

In the past seven years, we have not paid or declared any dividends on our common shares. Likewise, we do not anticipate paying, in the foreseeable future, dividends or distributions on our common shares. Any future dividends on common shares will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate.

Our Chief Executive Officer is one of our largest shareholders, and as a result he can exert control over our company and have actual or potential interests that may diverge from yours.

George Glasier, our CEO, beneficially owns, in the aggregate, about 12.5% of our common shares. As a result, Mr. Glasier might be able to influence many matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and may affect the market price of our stock.

Furthermore, Mr. Glasier may have interests that diverge from those of other holders of our common shares. As a result, Mr. Glasier may vote the shares he owns or controls or otherwise cause us to take actions that may conflict with your best interests as a shareholder, which could adversely affect our results of operations and the trading price of our common shares. Through this control, Mr. Glasier can control our management, affairs and all matters requiring shareholder approval, including the approval of significant corporate transactions, a sale of our company, decisions about our capital structure and the composition of our Board of Directors.

We are subject to the continued listing criteria of the CSE, and our failure to satisfy these criteria may result in delisting of our common shares from the CSE.

Our common shares are currently listed for trading on the CSE. In order to maintain the listing on the CSE or any other securities exchange we may trade on, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, these exchanges may delist the securities of any issuer if, in the exchange’s opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if the issuer sells or disposes of its principal operating assets or ceases to be an operating company; if the issuer fails to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If the CSE or any other exchange were to delist the common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the common shares, reduced liquidity, decreased analyst coverage, and/or an inability for us to obtain additional financing to fund our operations.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds $700 million as of any June 30th before that time, in which case we would no longer be an emerging growth company as of the following December 31.  We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions.  If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.  Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, future exploration activities, future mineral resource estimates, and future joint venture arrangements are forward-looking statements. These forward-looking statements are identified by the use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “would”, “might” and similar terms and phrases.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements.

Some of the important risks and uncertainties that could affect forward-looking statements are described under “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of our common shares by the selling shareholders listed in the “Selling Shareholders” section below, and their transferees. We will not receive any proceeds from any sale of the Shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 19,244,179 Shares by selling shareholders. This includes Shares acquirable upon exercise of our outstanding warrants and our outstanding options.

Selling shareholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain warrants. This prospectus and any prospectus supplement will only permit the selling shareholders to sell the Shares identified in the column “Number of Shares Offered Hereby.”

The selling shareholders may from time to time offer and sell the Shares pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the Shares they hold or acquire, but only Shares that are currently outstanding or are acquired upon the exercise of certain warrants that are currently outstanding, and in either case included in the “Number of Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The Shares issued to the selling shareholders are “restricted” securities under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their Shares. The registration of such Shares does not necessarily mean, however, that any of these Shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their Shares on the CSE, in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution.”

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered Shares to be made directly or through agents. To the extent that any of the selling shareholders are affiliates of our company or are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, and based on the representations we have received from the selling shareholders and other available information, three (3) of the selling shareholders are brokers or dealers or are affiliated with a broker or dealer and are identified below. Selling shareholders that are affiliates of or have material relationships with our company are also identified below.

The following table sets forth the name of persons who are offering the resale of Shares by this prospectus, the number of common shares beneficially owned by each person, the number of Shares that may be sold in this offering and the number of common shares each person will own after the offering, assuming they sell all of the Shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders. We will not receive any proceeds from the resale of the Shares by the selling shareholders.

Name	Total number of common shares beneficially owned prior to this offering	Number of outstanding shares offered		Number of shares offered that underlie each set of warrants		Number of shares offered that underlie each set of options		Total number of shares offered (outstanding shares and shares underlying warrants and options)	Number of common shares to be owned if all offered shares are sold	Percent of common shares to be owned if all offered shares are sold (1)
2240280 Ontario Inc. (15)	100,000	50,000		50,000	(8)	-		100,000	-	-
2379388 Ontario Ltd. (16)	3,750	3,750		-		-		3,750	-	-
Alex Kuznecov	12,000	-		12,000	(2)	-		12,000	-	-
Alwin Fahrer	50,000	25,000		25,000	(8)	-		50,000	-	-
Andre Deloch	50,000	25,000		25,000	(8)	-		50,000	-	-
Andrew Chrzan	100,900	31,250		31,250	(8)	-		62,500	38,400	*
Andrew Wilder (17)	725,000	-		-		125,000	(14)	725,000	-	--
						250,000	(13)
						200,000	(11)
						150,000	(10)
Arthur Kadi	5,000	5,000		-		-		5,000	-	-
Ativ Patel	123,214	12,500		5,102	(3)	-		30,102	93,112	*
				12,500	(8)
Atom Fund LP (18)	93,112	31,250		30,612	(3)	-		93,112	-	-
				31,250	(8)
Ben Dalimonte	60,000	25,000		25,000	(3)	-		60,000	-	-
				10,000	(8)
Brooke Benenson	300,000	150,000		150,000	(8)	-		300,000	-	-
Bryan Murphy (19)	537,500	31,250		31,250	(8)	125,000	(14)	537,500	-	-
						250,000	(13)
						50,000	(12)
						50,000	(12)
Cal Fryer	501,719	252,340		21,139	(5)	-		493,819	7,900	*
				20,616	(8)
				101,808	(8)
				97,916	(8)
Canaccord Genuity Corp. (20)	6,370	6,370	(4)			-		6,370	-	-
Canamerica Capital Corp. (21)	157,500	87,500		20,000	(3)	-		157,500	-	-
				50,000	(6)
Chad Held	50,000	25,000		25,000	(8)	-		50,000	-	-
Christian Klingebiel	10,000	10,000		-		-		10,000	-	-
Christopher Dundas	25,000	25,000		-		-		25,000	-	-
Christopher Taylor	179,010	38,700		7,100	(2)	-		45,800	133,210	*
Contrarian Investments Enterprises Limited (22)	50,000	25,000		25,000	(6)	-		50,000	-	-
Daniel Morningstar	20,000	-		10,000	(2)	-		20,000	-	-
				5,000	(3)
				5,000	(3)
Darren Poirier	50,000	50,000		-		-		50,000	-	-
Daryl Dudum	15,000	-		5,000	(3)	-		5,000	10,000	*
David Chapman	22,500	10,000		2,500	(3)	-		22,500	-	-
				10,000	(8)
David Hedrick	15,826	7,913		7,913	(8)	-		15,826	-	-
David Zook	87,500	-		50,000	(2)	-		50,000	37,500	*
Denis Frawley (23)	60,000	-		-		50,000	(10)	50,000	10,000	*
Donald MacKenzie	25,000	12,500		12,500	(8)	-		25,000	-	-
Douglas Lane	2,500	-		2,500	(3)	-		2,500	-	-
Ed Blasiak	12,500	-		12,500	(3)	-		12,500	-	-
EMBR Capital LLC (24)	97,004	97,004		-		-		97,004	-	-
Eric Eklund	70,204	35,000		10,204	(3)	-		70,204	-	-
				25,000	(8)
Evan Feldstein	12,000	6,000		6,000	(8)	-		12,000	-	-
Fairway Capital, LLC (25)	55,800	25,000		25,000	(8)	-		50,000	5,800	*

Name	Total number of common shares beneficially owned prior to this offering	Number of outstanding shares offered	Number of shares offered that underlie each set of warrants		Number of shares offered that underlie each set of options		Total number of shares offered (outstanding shares and shares underlying warrants and options)	Number of common shares to be owned if all offered shares are sold	Percent of common shares to be owned if all offered shares are sold (1)
Frank Savage	1,802,500	500,000	267,500	(3)	-		1,267,500	535,000	1.40%
			500,000	(8)
Fritz Koolman	18,000	18,000	-		-		18,000	-	-
General Research GmbH (26)	25,000	25,000	-		-		25,000	-	-
George Glasier (27)	5,258,333	-	-		125,000	(14)	475,000	4,783,333	12.52%
					200,000	(11)
					150,000	(10)
Gordon Holmes	173,500	73,500	100,000	(3)	-		173,500	-	-
G-T Hobbs Family Ltd. Partnership (28)	127,074	-	34,025	(3)	-		34,025	93,049	*
Haywood Securities Inc. (29)	13,886	-	11,190	(9)	-		11,190	2,696	*
Henry Marsh	340,000	125,000	125,000	(8)	-		250,000	90,000	*
Howard A. Levitt Professional Corporation	229,000	114,500	114,500	(8)	-		229,000	-	-
Howard Addison	435,000	-	135,000	(2)	-		135,000	300,000	*
Howard Hanks	54,674	25,837	25,837	(8)	-		51,674	3,000	*
Igor Orishchenko	1,475,000	550,000	125,000	(3)	-		1,225,000	250,000	*
			50,000	(5)
			500,000	(6)
James Byerley	5,500	-	5,500	(3)	-		5,500	-	-
James Pelchat	306,508	100,000	81,508	(3)	-		281,508	25,000	*
			100,000	(8)
James Witzel	125,000	62,500	62,500	(8)	-		125,000	-	-
John Dienner	30,000	-	15,000	(2)	-		15,000	15,000	*
Jonathan Zook	30,000	10,000	20,000	(2)	-		30,000	-	-
Jordan Dolgin	105,000	52,500	52,500	(8)	-		105,000	-	-
Joseph Piepgras and Martha Starr	41,350	24,291	17,059	(3)	-		41,350	-	-
Joshua MacKenzie	50,000	25,000	25,000	(8)	-		50,000	-	-
Kelly Hearnden	50,000	25,000	25,000	(5)	-		50,000	-	-
Kelly Myland	26,500	-	7,500	(2)	-		7,500	19,000	*
Lacy Presnell	55,000	25,000	25,000	(8)	-		50,000	5,000	*
Lars Weber	16,750	10,250	6,500	(8)	-		16,750	-	-
LK Family Ltd. Partnership (30)	408,294	-	136,098	(3)	-		136,098	272,196	*
Mark Zook	20,000	-	20,000	(2)	-		20,000	-	-
Marshall Wolf	60,000	25,000	-		-		25,000	35,000	*
Maxime Clermont	25,000	12,500	12,500	(6)	-		25,000	-	-
Medwyn Blazer	60,000	30,000	30,000	(6)	-		60,000	-	-
Michael Ballanger (31)	208,000	-	-		100,000	(14)	208,000	-	-
					108,000	(13)
Michael Bigger Custodian FBO Andreas Bigger (32)	35,000	-	35,000	(2)	-		35,000	-	-
Michael Bigger Custodian FBO Mathias Bigger (33)	35,000	-	35,000	(2)	-		35,000	-	-
Michael Cole	20,000	-	20,000	(3)	-		20,000	-	-
Michael Kreilein	52,000	-	52,000	(3)	-		52,000	-	-
Michael Stastny	177,500	62,500	25,000	(3)	-		125,000	52,500	*
			37,500	(8)
Michael Rutter (34)	200,000	-	-		125,000	(13)	200,000	-	-
					25,000	(11)
					50,000	(10)
Michael Warren	335,000	125,000	125,000	(8)	-		250,000	85,000	*
Michele Bath	20,000	10,000	10,000	(8)	-		20,000	-	-
MMCAP International Inc. SPC (35)	5,000,000	2,500,000	2,500,000	(6)	-		5,000,000	-	-
Nanawa Inc. (36)	50,000	25,000	25,000	(8)	-		50,000	-	-
Nico Pantelis	15,000	-	15,000	(2)	-		15,000	-	-
Nigel Selby	35,000	-	15,000	(2)	-		15,000	20,000	*
Parijaat Dixit	5,000	-	5,000	(3)	-		5,000	-	-
Patrick Miller	212,553	46,553	-		-		46,553	166,000	*
Paul Brousseau	45,175	20,000	20,000	(8)	-		40,000	5,175	*
Paul Dancer	10,000	10,000	-		-		10,000	-	-

Name	Total number of common shares beneficially owned prior to this offering	Number of outstanding shares offered	Number of shares offered that underlie each set of warrants		Number of shares offered that underlie each set of options		Total number of shares offered (outstanding shares and shares underlying warrants and options)	Number of common shares to be owned if all offered shares are sold	Percent of common shares to be owned if all offered shares are sold (1)
Paul Rabinowitz	25,000	-	25,000	(3)	-		25,000	-	-
Peter Zachary	121,900	50,000	50,000	(8)	-		100,000	21,900	*
Petra Holdings LLC (37)	9,500	9,500	-		-		9,500	-	-
Qinglan Pan	26,000	-	26,000	(3)	-		26,000	-	-
Ralph Kettell	6,000	6,000	-		-		6,000	-	-
Randall Levy	2,500	-	2,500	(3)	-		2,500	-	-
Red Cloud Mining Capital Inc. (38)	153,750	-	153,750	(7)	-		153,750	-	-
Richard Hill	200,000	100,000	100,000	(6)	-		200,000	-	-
RLZS Holdings LP (39)	675,336	339,558	135,778	(3)	-		675,336	-	-
			200,000	(8)
Robert B. Lilly Professional Corp.	20,000	10,000	10,000	(8)	-		20,000	-	-
Robert Klein (40)	695,000	-	-		125,000	(14)	675,000	20,000	*
					250,000	(13)
					200,000	(11)
					100,000	(10)
Romeo or Beatrice D'Angela	50,000	-	50,000	(2)	-		50,000	-	-
RTM3 LLC (41)	77,500	77,500	-		-		77,500	-	-
Ryan Bignold	33,886	12,500	8,886	(2)	-		33,886	-	-
			12,500	(8)
Ryan Krass	66,346	22,115	-		-		22,115	44,231	*
Sachem Cove Special Opportunities Fund LP (42)	55,000	55,000	-		-		55,000	-	-
Sahar Benenson	3,514,100	1,223,904	650,000	(8)	-		1,873,904	1,640,196	4.29%
Saif Siddiqui	23,889	13,333	10,556	(3)	-		23,889	-	-
Saurabh Mittal	51,500	25,000	25,000	(8)	-		50,000	1,500	*
Scott Frelick	15,306	-	5,102	(3)	-		5,102	10,204	*
Shannon McCarthy	7,500	-	7,500	(2)	-		7,500	-	-
Steven Wright	395,500	162,500	25,000	(2)	-		337,500	58,000	*
			50,000	(3)
			100,000	(8)
Stian Flage	40,000	20,000	20,000	(6)	-		40,000	-	-
Stichting Legal Owner CDFund (43)	84,250	84,250	-		-		84,250	-	-
Summit Asset Mgt LLC (44)	75,000	37,500	-		-		37,500	37,500	*
Sven Marschalleck	25,000	12,500	12,500	(6)	-		25,000	-	-
Tammy Claringbold	195,070	102,910	60,947	(8)	-		195,070	-	-
			31,213	(8)
Thibaut LePouttre	8,000	-	8,000	(2)	-		8,000	-	-
Thomas Bertz	9,742	9,742	-		-		9,742	-	-
Totals:	28,170,581	8,110,070	8,326,109		2,808,000		19,244,179	8,926,402

*	less than 1%
(1)	This table is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof.
We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling shareholder, shares that may be acquired by the shareholder upon exercise of any convertible securities (e.g., warrants and options) that are eligible (or within the next 60 days will become eligible) to be exercised (e.g., options that are vested or will vest any time within the next 60 days) are included with respect to that shareholder. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all shares of Common Shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 38,211,317 common shares outstanding on August 16, 2021, adjusted as required by rules promulgated by the SEC.
(2)	Shares issuable upon exercise of 9-15-17 Warrants.
(3)	Shares issuable upon exercise of 4-16-19 Warrants.
(4)	Shares issued in 2021 upon exercise of 4-16-19 Broker Warrants.
(5)	Shares issuable upon exercise of 6-17-19 Warrants.
(6)	Shares issuable upon exercise of 2-16-21 Warrants.
(7)	Shares issuable upon exercise of 2-16-21 Broker Warrants.
(8)	Shares issuable upon exercise of 3-1-21 Warrants.
(9)	Shares issuable upon exercise of 3-1-21 Broker Warrants.
(10)	Shares issuable upon exercise of 10-4-16 Options.

(11)	Shares issuable upon exercise of 10-6-17 Options.
(12)	Shares issuable upon exercise of 2-8-18 Options.
(13)	Shares issuable upon exercise of 9-25-18 Options.
(14)	Shares issuable upon exercise of 1-6-20 Options.
(15)	Warren Feldstein, a director of 2240280 Ontario Inc., controls these securities.
(16)	Muthupalaniappan Kalairajah, President of 2379388 Ontario Ltd., controls these securities.
(17)	Andrew Wilder is a director of our Company.
(18)	Ativ Patel, Manager of the General Partner of the Atom Fund LP, controls these securities.
(19)	Bryan Murphy is a director and Chairman of the Board of our Company. He is holding 31,250 common shares and 31,250 warrants through Magellan Limited, a company that Mr. Murphy owns and controls.
(20)	Canaccord Genuity Corp. is a Canadian broker-dealer who acted as a finder in connection with our offering that closed on April 16, 2019.
(21)	Marc Hyatt, Vice President of Canamerica Capital Corp., controls these securities.
(22)	The securities held by Contrarian Investments Enterprises Limited are controlled by Boni Salis and Brenda Peso Salis.
(23)	Denis Frawley is a non-senior officer (Corporate Secretary) of our Company. He is holding the options in trust for Ormston List Frawley LLP.
(24)	These securities are controlled by Ryan Brucato, principal and owner of EMBR Capital LLC.
(25)	The securities held by Fairway Capital, LLC are controlled by James Marsh.
(26)	The securities held by General Research GmbH are controlled by Georg Hochwimmer.
(27)	George Glasier is President, Chief Executive Officer and a director of our Company.
(28)	The securities held by G-T Hobbs Family Ltd. Partnership are controlled by Roger Yale, Member of the General Partner.
(29)	Haywood Securities Inc. is a Canadian broker-dealer who acted as a finder in connection with our offering that closed on March 1, 2021.
(30)	The securities held by LK Family Ltd. Partnership are controlled by Roger Yale, Member of the General Partner.
(31)	Michael Ballanger is a consultant of our Company.
(32)	The securities held by Michael Bigger Custodian FBO Andreas Bigger are controlled by Michael Bigger.
(33)	The securities held by Michael Bigger Custodian FBO Mathias Bigger are controlled by Michael Bigger.
(34)	Michael Rutter is a non-senior officer (Vice President Operations) of our Company.
(35)	The securities held by MMCAP International Inc. SPC are controlled MM Asset Management Inc., Investment Advisor to MMCAP International Inc.
(36)	Kevin Eggett, President of Nanawa Inc., controls these securities.
(37)	The securities held by Petra Holdings LLC are controlled by Matthew Byler, Manager.
(38)	Red Cloud Mining Capital Inc. is a Canadian broker-dealer who acted as a finder in connection with our offering that closed on February 16, 2021.
(39)	The securities held by RLZS Holdings LP are controlled by Kim Shrum, Managing Partner.
(40)	Robert Klein is a senior officer (Chief Financial Officer) of our Company.
(41)	The securities held by RTM3 LLC are controlled by Mark Ritchie, Managing Member.
(42)	The securities held by Sachem Cove Special Opportunities Fund LP are controlled by Sachem Cove, General Partner.
(43)	The securities held by Stichting Legal Owner CDFund are controlled by Terence van der Hout, Fund Manager.
(44)	The securities held by Summit Asset Mgt LLC are controlled by David Zook.

None of the selling shareholders has, or within the past three years has had, any position, office or material or family relationship with our company or any of our predecessors or affiliates, except as follows:

●	Andrew Wilder serves as a director of our company.
●	Bryan Murphy is a director and Chairman of the Board of our company.
●	Canaccord Genuity Corp. is a Canadian broker-dealer that acted as a finder in connection with our private offering that closed on or about April 16, 2019.
●	Denis Frawley is a non-executive officer of our company, serving as our Corporate Secretary.
●	George Glasier is the President and Chief Executive Officer and a director of our company.
●	Haywood Securities Inc. is a Canadian broker-dealer that acted as a finder in connection with our private offering that closed on or about March 1, 2021.
●	Michael Ballanger serves as a consultant to our company.
●	Michael Rutter is a non-executive officer of our company, serving as our Vice President Operations.
●	Red Cloud Mining Capital Inc. is a Canadian broker-dealer that acted as a finder in connection with our private offering that closed on or about February 16, 2021.s
●	Robert Klein is the Chief Financial Officer of our company.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those Shares under the Securities Act from time to time after the date of this prospectus at the discretion of the holders of such Shares. We will not receive any of the proceeds from the sale by the selling shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the CSE, the OTCQX, or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable Canadian laws and other applicable local laws are satisfied. The selling shareholders may also sell their Shares directly or through one or more underwriters, broker-dealers, or agents. If the Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any Shares offered by a selling shareholder by this prospectus that were acquired from the Company in a private transaction will generally be subject to a Canadian legend and resale restrictions for a period of four months and one day.

If the selling shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and deliver Shares covered by this prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease-and-desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Shares by the selling shareholders or any other person. All of the foregoing provisions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares, estimated to be approximately $23,812.57 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Common Shares

We are authorized to issue an unlimited number of common shares. As of August 16, 2021, there were 38,211,317 of our common shares issued and outstanding.

Holders of our common shares have no preemptive rights to purchase additional shares of common shares or other subscription rights. The common shares carry no conversion rights and are not subject to redemption or to any sinking fund provisions. All of our issued common shares are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to security holders.

Our Board of Directors is authorized to issue additional common shares on such terms and conditions and for such consideration as the Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common shares is entitled to one vote per share on all matters on which such shareholders are entitled to vote. Since the common shares do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common shares are entitled to dividends if declared by the Board of Directors out of funds legally available for the payment of dividends. In the past seven years, we have not declared any dividends, nor do we intend to issue any cash dividends in the near future. Our foreseeable plans include retaining earnings, if any, to finance the development and expansion of our business.

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby has been passed upon for us by Ormston List Frawley LLP.

INTERESTS OF EXPERTS

The financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of MNP LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

None of the above experts has received, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of our subsidiaries nor were they connected with our company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the Shares of common shares to be sold in this offering. This prospectus and any prospectus supplement which form a part of the registration statement do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, are also available to you on the Internet website maintained by the SEC at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and all future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed on April 15, 2021;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 17, 2021;
●	definitive proxy materials for our June 28, 2021 annual general and special meeting of shareholders, filed on May 28, 2021; and
●	our Form 8-K current report filed on July 1, 2021.

We do not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any of the filings incorporated by reference (other than an exhibit to such filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following mailing address, email address or telephone number:

Western Uranium & Vanadium Corp.

330 Bay Street, Suite 1400

Toronto, Ontario M5H 2S8

Canada

Attn: Robert Klein

rklein@western-uranium.com

(908) 872-7686

Copies of these documents may also be accessed free of charge on our website at http://www.western-uranium.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table lists the costs and expenses for which we have assumed sole responsibility and that we have paid or will pay in connection with the offering of securities covered by this prospectus, which do not include any sales commissions or discounts. All amounts are estimates except for the SEC registration fee.

Amount (US$)
SEC registration fee	$3,376.50
Accounting fees and expenses	4,500.00
Legal fees and expenses	47,000.00
Transfer agent and registrar fees and expenses	2,500.00
Miscellaneous expenses	1,000.00
Total	$58,376.50

Item 14.	Indemnification of Directors and Officers.

Section 136 of Business Corporations Act (Ontario) (the “OBCA”) provides the following:

“Indemnification

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3).

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)  was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)  fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection

(1) against any liability incurred by the individual,

(a)  in the individual’s capacity as a director or officer of the corporation; or

(b)  in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.”

Our bylaws provide as follows:

Indemnity. Every person who at any time is or has been a director or officer of the Corporation or who at any time acts or has acted at the request of the Corporation as a director or officer of a body corporate or other corporate entity of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of every such person (collectively, the “Indemnitees”), shall at all times be indemnified by the Corporation in every circumstance where the OBCA so permits or requires. In addition and without prejudice to the foregoing and subject to the limitations in the OBCA regarding indemnities in respect of derivative actions, every person who at any time is or has been a director or officer of the Corporation or properly incurs or has properly incurred any liability on behalf of the Corporation or who at any time acts or has acted at the request of the Corporation (in respect of the Corporation or any other person), and his or her heirs and legal representatives, shall at all times be indemnified by the Corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him or her in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or completed) to which he or she is or may be made a party, or in which he or she is or may become otherwise involved, by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him or her in any such capacity or otherwise in respect of any of the foregoing), and all appeals therefrom, if: (a)  he or she acted honestly and in good faith with a view to the best interests of the Corporation; and (b)  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Nothing in this section shall affect any other right to indemnity to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) of this section or any corresponding condition in the OBCA. From time to time the board may determine that this section shall also apply to the employees of the Corporation who are not directors or officers of the Corporation or to any particular one or more or class of such employees, either generally or in respect of a particular occurrence or class of occurrences and either prospectively or retroactively. From time to time the board may also revoke, limit or vary the continued such application of this section.

Limitation of Liability. So long as he or she acts honestly and in good faith with a view to the best interests of the Corporation, no Indemnitee (including, to the extent it is then applicable to them, any employees referred to therein) shall be liable for any damage, loss, cost or liability sustained or incurred by the Corporation, except where so required by the OBCA.

Insurance. Subject to the OBCA, the Corporation may purchase liability insurance for the benefit of any Indemnitee.

In addition, our CEO, CFO and a non-executive member of the board (collectively, "Indemnitees") have entered into employment or consulting agreements with us that provide, among other things, that each Indemnitee in his capacity as a director, officer, or employee of the corporation or serving or having served any other entity as a director, officer, or employee at Western’s request, Indemnitee shall be indemnified and held harmless by the corporation to the fullest extent allowed by law, our Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of Indemnitee’s status, which relate to or arise out of the corporation and such other entities, their assets, business or affairs, if in each of the foregoing cases, (a) Indemnitee acted in good faith and in a manner Indemnitee believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful, and (b) Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The corporation shall advance all reasonable expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation related expenses. In addition, the corporation has agreed to maintain adequate directors and officers insurance coverage.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities without registration under the Securities Act outside the United States pursuant to the exemptions from registration provided Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder, in each case in reliance upon the representations of investors that they qualified as accredited investors or, in a few cases, sophisticated investors and were purchasing for investment, and based on the fact that neither we nor anyone acting on our behalf engaged in any general solicitation or general advertising.

On September 24, 2018, we granted options under our incentive stock option plan for the purchase of an aggregate of 983,000 common shares to several officers, directors, and consultants. The options have an exercise price of CAD $2.15 and vested equally in three installments on the date of grant, on October 31, 2018, and on March 31, 2019. One third of the options expire on September 24, 2023, one third expire on October 31, 2023, and the remaining one third expire on March 31, 2024.

On April 16, 2019, we completed a private placement of 3,914,632 units at a price of CAD $0.98 per unit for gross proceeds of CAD $3,836,340. Each unit consisted of one common share and a warrant to purchase one-half of one common share. Each warrant is exercisable at a price of CAD $1.70 and expires three years from the date of issuance.

On June 17, 2019, we completed a private placement of 192,278 units at a price of CAD $0.98 per unit for gross proceeds of CAD $188,432. Each unit consisted of one common share and a warrant to purchase one-half of one common share. Each warrant is exercisable at a price of CAD $1.70 and expires three years from the date of issuance.

On January 6, 2020, we granted options under our incentive stock option plan for the purchase of an aggregate of 600,000 common shares to five individuals consisting of directors, officers, and consultants. The options have a five-year term, an exercise price of CAD $1.03 and vest equally in thirds commencing initially on the date of grant and thereafter on January 31, 2020, and September 30, 2020.

On February 16, 2021, we completed a private placement of 3,250,000 units at a price of CAD $0.80 per unit for gross proceeds of CAD $2,600,000. Each unit consisted of one common share and a warrant to purchase one common share. Each warrant is exercisable at a price of CAD $1.20 and expires three years from the date of issuance.

On March 1, 2021, we completed a private placement of 3,125,000 units at a price of CAD $0.80 per unit for gross proceeds of CAD $2,500,000. Each unit consisted of one common share and a warrant to purchase one common share. Each warrant is exercisable at a price of CAD $1.20 and expires three years from the date of issuance.

In April and May 2021, outstanding warrants were exercised to purchase a total of 1,706,570 common shares for cumulative gross proceeds of CAD $1,966,059. The warrants exercised were predominantly warrants that had been issued in private placements in July and August 2018.

Subsequently, various additional outstanding warrants were exercised to purchase a total of 46,000 common shares for cumulative gross proceeds of CAD $63,900.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this registration statement beginning on page II-7 hereof.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nucla, Colorado, on August 16, 2021.

Western Uranium & Vanadium Corp.

By:	/s/ George Glasier
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ George Glasier	Chief Executive Officer, President and Director	August 16, 2021
	George Glasier	(Principal Executive Officer)

By:	/s/ Robert Klein	Chief Financial Officer	August 16, 2021
	Robert Klein	(Principal Financial and Accounting Officer)

By:	/s/ Bryan Murphy	Director	August 16, 2021
Bryan Murphy

By:	/s/ Andrew Wilder	Director	August 16, 2021
Andrew Wilder

EXHIBIT INDEX

Exhibit No.	Document
2.1	Share Exchange Agreement between Pinon Ridge Mining LLC, Homeland Uranium Inc., Homeland Uranium (Utah), et al., dated November 6, 2014 (1)
2.2	Merger Implementation Agreement between Black Range Minerals Limited and Western Uranium Corporation, dated March 20, 2015 (1)
2.3	Credit Facility between Western Uranium Corporation and Black Range Minerals Limited, dated March 20, 2015 (1)
2.4	Termination and Liquidation Agreement between Ablation Technologies LLC, Black Range Minerals Ablation Holdings Inc., and Mineral Ablation, LLC, dated March 17, 2015 (2)
3.1	Certificate of Incorporation, as amended (1)
3.2	Amended and Restated Bylaws (1)
3.3	Bylaws (2)
5.1	Legal opinion of Ormston List Frawley *
10.1	Call Option Agreement dated July 3, 2012 (3)
10.2	Technology License Agreement between Ablation Technologies LLC and Black Range Mineral Ablation Holdings Inc., dated as of March 17, 2015 (2)
10.3	Incentive Stock Option Plan (Rolling 10%), as amended (4)
10.4	Employment Agreement between George Glasier and Western Uranium Corporation dated February 8, 2017 (5)
10.5	Employment Agreement between Robert Klein and Western Uranium Corporation dated May 12, 2017 (5)
10.6	Employment Agreement between Robert Klein and Western Uranium Corporation dated November 13, 2017 (6)
10.7	Addendum to Employment Agreement between George Glasier and Western Uranium & Vanadium Corp. dated May 30, 2019 (7)
10.8	Employment Agreement between Robert Klein and Western Uranium and Vanadium Corp., dated November 12, 2020 (8)
21.1	Subsidiaries of the registrant (1)
23.1	Consent of MNP LLP *
23.2	Consent of Ormston List Frawley (contained in Exhibit 5.1) *

*	Filed herewith
(1)	Previously included as an exhibit to our Form 10 registration statement filed on April 29, 2016, and incorporated herein by reference
(2)	Previously filed as an exhibit with Amendment No. 2 to our Form 10 registration statement filed on July 22, 2016, and incorporated herein by reference
(3)	Previously filed as an exhibit with Amendment No. 1 to our Form 10 registration statement filed on June 22, 2016, and incorporated herein by reference
(4)	Previously filed as an exhibit to our Form 8-K filed on October 12, 2016
(5)	Previously filed as an exhibit to our Form 10-Q quarterly report filed on May 15, 2017
(6)	Previously filed as an exhibit to our Form 10-K annual report filed on April 2, 2018
(7)	Previously filed as an exhibit to our Form 10-Q quarterly report filed on August 14, 2019
(8)	Previously filed as an exhibit to our Form 10-Q quarterly report filed on November 16, 2020